EXHIBIT 99.1
                                  ------------

                                  PRESS RELEASE


           WHITEMARK UNDERGOES SEC INVESTIGATION WITH FULL COOPERATION

ORLANDO, Fla. -- (BUSINESS WIRE) -- July 8, 2003 -- Whitemark Homes, Inc. (OTCBB:WTMK - News), a leading homebuilder in the Southeast, announced that it had received notice of a formal request from the Enforcement Division of the Securities and Exchange Commission for certain accounting and other records covering the period since July 1, 2001 and particularly documents since the Company's acquisition of North Florida Consulting, Inc. (NFC) in November 2001. The Company and the former owners of NFC effectively rescinded the acquisition as of April 18, 2003. The Company intends to cooperate fully with the SEC's investigation.

Larry White, President and CEO of Whitemark, stated "the Company hopes the SEC's investigation can be concluded as quickly as possible. These last twelve months have been very difficult and we are eager to focus, once again, our entire energies on homebuilding."

Whitemark Homes, founded over 20 years ago, has built a well-respected reputation for high quality real estate development. The Company specializes in the development of vacation resort and single family housing communities, which accommodates the ever-growing baby boomer and retirement markets, both domestically and internationally. The Company also targets specific market niches such as the entry level, first time homebuyer by providing a quality product and innovative financing programs. In addition, the Company provides a number of mortgage financing services through Home Funding, a wholly owned subsidiary. No stock exchange or Securities Commission has approved or disapproved the statements in this release. The information herein contains "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding expected continual growth of the Company. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements contained herein that look forward in time, which include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results of operations. Factors that could cause actual results to differ include, but are not limited to, the size and growth of the market for the Company's products, the Company's ability to fund its capital requirements in the near term and long term, as well as pricing pressures.

-----------------
CONTACT:
     Jason O'Neal via telephone:           407-366-9668
      Or email preferred: www.investorrelations@whitemarkhomes.com
                          ----------------------------------------